Contacts:
For Palatin Technologies:	For Institutional Investors and Media:
Stephen T. Wills, CPA, MST	Carney Duntsch
EVP-Operations / Chief Financial Officer	Burns McClellan
(609) 495-2200	(212) 213-0006
info@palatin.com	cduntsch@burnsmc.com

Palatin Technologies, Inc. Completes $27 Million Offering

CRANBURY, NJ – April 17, 2006 – Palatin Technologies, Inc. (AMEX: PTN) announced today that it closed its previously announced sale of 11 million units, each consisting of one share of its common stock and a warrant to purchase 0.30 shares of its common stock, at a purchase price of $2.44 per unit. The warrants have a five-year term and an exercise price of $2.88 per share. The securities are registered under Palatin's existing shelf registration statement on Form S-3. The offering provides gross proceeds of approximately $27 million to the Company. Palatin intends to use the proceeds from the offering, after deducting offering costs, for general corporate purposes, including the clinical development of its lead product candidate, bremelanotide.

About Palatin Technologies, Inc.
Palatin Technologies, Inc. is a biopharmaceutical company primarily engaged in the development of melanocortin-based therapeutics. The Company’s lead product candidate, bremelanotide, is currently in Phase II clinical trials for both male and female sexual dysfunction. The Company’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fueling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. To date, the Company has formed partnerships with Tyco Healthcare Mallinckrodt and King Pharmaceuticals. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Forward-looking Statements
Statements about the Company’s future expectations, including statements about the Company’s use of proceeds, and about its development programs, proposed indications for its product candidates, pre-clinical activities and regulatory plans, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to recommence marketing and gain commercial acceptance of NeutroSpec® and ability to protect its intellectual property, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for updating for events that occur after the date on this press release.